Exhibit 10.4

PRIOR OBLIGATION INFORMATION	LOAN NUMBER 120011219	ACCT. NUMBER NOTE DATE 12/19/18	CREDIT LIMIT $400,000.00	MATURITY DATE 12/19/19
AMENDED OBLIGATION INFORMATION	LOAN NUMBER 120011219 MATURITY DATE 12/19/19	ACCT. NUMBER MODIFICATION DATE July 2, 2019 INDEX (w/margin) INTEREST RATE Not Applicable 6.500% Creditor Use Only		CREDIT LIMIT $500,000.00 INITIALS MES

DEBT MODIFICATION AGREEMENT

DATE AND PARTIES. The date of this Debt Modification Agreement (Modification) is July 2, 2019. The parties and their addresses are:
LENDER:
CITIZENS NATIONAL BANK OF TEXAS
200 North Elm, PO Box 717
Waxahachie, TX 75168
Telephone: (972) 938-4300
BORROWER: HVE INC.
a Delaware Corporation 100 EXECUTIVE CT STE 2
WAXAHACHIE TX 75165-1972
1. DEFINITIONS. In this Modification, these terms have the following meanings:

A.
Pronouns. The pronouns “I,” "me," and " my" refer to each Borrower signing this Modification and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Loan. "You" and "your" refer to the Lender, with its participants or syndicators, successors and assigns, or any person or entity that acquires an interest in the Modification or the Prior Obligation.

B.
Amended Obligation. Amended Obligation is the resulting agreement that is created when the Modification amends the Prior Obligation. It is described above in the AMENDED OBLIGATION INFORMATION section.

C.	Credit Limit. Credit Limit means the maximum amount of principal you will permit me to owe you under this Line of Credit, at any one time. My Credit Limit is stated at the top of this Modification.

D.
Loan. Loan refers to this transaction generally. It includes the obligations and duties arising from the terms of all documents prepared or submitted in association with the Prior Obligation and this modification, such as applications, security agreements, disclosures, notes, agreements, and this Modification.

E.	Modification. Modification refers to this Debt Modification Agreement.

F.
Prior Obligation. Prior Obligation refers to my original agreement described above in the PRIOR OBLIGATION INFORMATION section, and any subsequent extensions, renewals, modifications or substitutions of it.

2.
BACKGROUND. You and I have previously entered into a Prior Obligation. As of the date of this Modification, the outstanding, unpaid balance of the Prior Obligation is $389,047.44. Conditions have changed since the execution of the Prior Obligation instruments. In response, and for value received, you and I agree to modify the terms of the Prior Obligation, as provided for in this Modification.

3.
CONTINUATION OF TERMS. I agree and understand that all other terms and provisions in the Prior Obligation survive and continue in full force and effect, except to the extent that they are specifically and expressly amended by this Modification. The express amendment of a term does not amend related or other terms - even if the related or other terms are contained in the same section or paragraph of the Prior Obligation. For illustration purposes only, a modification of the interest rate to be paid during the term of the loan would not modify the default rate of interest even though both of those terms are described in the Prior Obligation in a common section titled "Interest". The term "Prior Obligation" includes the original instrument and any modifications prior to this Modification.

4.	TERMS. The Prior Obligation is modified as follows:

A.	Promise to Pay. My promise to pay is modified to read:
(1)    PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of the Loan up to the maximum outstanding principal balance of $500,000.00 (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until the Loan is paid in full and you have no further obligations to make advances to me under the Loan.
My Credit Limit has been increased by $100,000.00.

B.	Interest. Our agreement for the payment of interest is modified to read:
(1)    INTEREST. Interest will accrue on the unpaid Principal balance of the Loan at the rate of 6.500 percent (Interest Rate).

C.	Payments. The payment provision is modified to read:
(I) PAYMENT. I agree to pay all accrued interest on the balance outstanding from time to time in regular payments beginning July 19, 2019, then on the same day of each month thereafter. A final payment of the entire unpaid outstanding balance of Principal and interest will be due December 19, 2019.
Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

D.	Fees and Charges. As additional consideration for your consent to enter into this Modification, I agree to pay, or have paid these additional fees and charges:
(1)    Late Charge. If a payment is more than 10 days late, I will be charged 5.000 percent of the Amount Of Payment. However, this charge will not be greater than $1,500.00. I will pay this late charge promptly but only once for each late payment.

5.
WAIVER. I waive all claims, defenses, setoffs, or counterclaims relating to the Prior Obligation, or any document securing the Prior Obligation, that I may have. Any party to the Prior Obligation that does not sign this Modification, shall remain liable under the terms of the Prior Obligation unless released in writing by you.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

6.	SIGNATURES. By signing, I agree to the terms contained in this Modification. I also acknowledge receipt of a copy of this Modification.

7.
BORROWER:

HVE INC.

By /s/ Joseph O’Daniel
JOSEPH O’DANIEL, President

By /s/ Christopher Cunningham
CHRISTOPHER CUNNINGHAM, Senior Vice President